                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*



                            W W CAPITAL CORPORATION
                     ----------------------------------
                              (Name of Issuer)

                                COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                929363 30 7
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /.

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
                                        ---

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CUSIP No.                             13G                 Page  2  of  4  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     David L. Patton
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power              307,708
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power              683,578
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power              307,708
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power              683,578
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     991,286
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     18%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page  3   of 4  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
            W W Capital Corporation
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            11990 Grant Street, Suite 400
            Northglenn, Colorado 80234
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ITEM 2(A).  NAME OF PERSON(S) FILING
            David L. Patton
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            1003 Central
            Dodge City, Kansas 67801-1473
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ITEM 2(C).  CITIZENSHIP
            U.S.A.
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            N/A
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b),
         CHECK WHETHER THE PERSON FILING IS A
         N/A
-------------------------------------------------------------------------------

                                                          Page  4   of 4  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        991,286
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        18%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              307,708
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              683,578
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              307,708
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              683,578
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         N/A
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         N/A
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         N/A
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         N/A
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A
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ITEM 10. CERTIFICATION
         N/A
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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       ----------------------------------------
                                       (Date)

                                       /s/ DAVID L. PATTON
                                       ----------------------------------------
                                       (Signature)

                                       David L. Patton
                                       ----------------------------------------
                                       (Name/Title)